UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

April 17, 2000

Commission file number 1-9913

KINETIC CONCEPTS, INC.

(Exact name of registrant as specified in its charter)

Texas

74-1891727

(State of Incorporation)

(I.R.S. Employer Identification No.

8023 Vantage Drive

San Antonio, Texas 78230

Telephone Number: (210) 524-9000

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Item 5. Other Events

SAN ANTONIO, Texas, April 17, 2000 / Kinetic Concepts, Inc. (KCI) announced that Mr. Dennert O. Ware has been named President and Chief Executive Officer, effective immediately. Mr. Ware succeeds Mr. Raymond Hannigan, who had previously announced his retirement plans.

Mr. Hannigan said: "KCI and I are extremely pleased to have Mr. Ware join the team. Denny will continue to build on our tradition of delivering superior medical outcomes and generating strong revenue and earnings growth. Throughout his career, Denny has demonstrated his ability to build businesses, domestically and internationally, offering value to the customers, employees and shareholders."

Mr. Robert Jaunich II, Chairman of the Board of KCI and Managing Director of Fremont Partners, added: "We are very excited about KCI's growth opportunities across all care settings and disease states in the U. S., the record results in Europe and the continued growth of the Wound Vac. We believe Denny has the right combination of skills to continue to build the organization, expand the business and identify new products like the Wound Vac. Denny will continue our focus on offering clinically effective solutions to today's healthcare problems."

"We are also very appreciative of Ray's commitment to KCI. KCI successfully grew revenues and profits and opened new markets, both in the U. S. and internationally."

Dr. James Leininger, Founder and Chairman Emeritus of KCI, also stated: "On behalf of everyone at KCI, I want to thank Ray for his leadership and vision as CEO since 1994. Under Ray's guidance, KCI has grown dramatically, and Ray has built a superb organization. KCI, its products and its people, are the leaders in our industry."

Prior to joining KCI Denny Ware, 58, had been President and Chief Executive Officer of Boehringer Mannheim Corporation based in Indianapolis, Indiana. The $1.2 billion company is a market leader in medical diagnostic equipment. Mr. Ware has an undergraduate degree from Purdue University and an MBA from Indiana University and had been with Boehringer Mannheim for the last 28 years. He first joined the company in 1972 as Vice President of Technical Affairs; then moved through Operations and into senior management, becoming President and CEO in 1997. He spent four years in Europe as President of Boehringer Mannheim's Biochemical's Division and was a member of the German Executive Committee at that time. He is married and has five adult children.

Hannigan, 60, became President and CEO in November 1994. During his tenure KCI successfully diversified its product line and grew international sales to 30% of total revenue. He also led the company through a successful leveraged buyout transaction in November 1997, which converted KCI from a publicly traded company to one which is now privately held by Fremont Partners, Dr. James Leininger and Blum Capital Partners. The company was valued at $850 million at the time of the transaction.

Kinetic Concepts develops and markets innovative therapeutic healing systems that address skin breakdown, circulatory problems, and pulmonary complications associated with patient immobility. The company's healing systems include specialty beds, mattress replacement systems, and related devices. Kinetic Concepts serves hospitals, long-term and home care settings both in the U.S. and abroad.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

(REGISTRANT)

By:___________________________

William M. Brown

Vice President and

Chief Financial Officer

Date: April 19, 2000